The following is a summary of the terms offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC. Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices: iShares MSCI EAFE ETF (Bloomberg ticker: EFA) & Euro Stoxx 50 Index (Bloomberg ticker: SX5E) Upside Leverage Factor: At least 2.50* Contingent Buffer Amount: 50.00% Index Return: (Final Value – Initial Value) / Initial Value Initial Value: With respect to each Index, the closing level on the Pricing Date Final Value: With respect to each Index, the closing level on the Observation Date Pricing Date: June 25, 2019 Observation Date: June 25, 2024 Maturity Date: June 28, 2024 CUSIP: 48132CQE6 Preliminary Term Sheet: http://sp.jpmorgan.com/document/cusip/48132CQE6/doctype/Product_Termsheet/document.pdf For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above. Payment at Maturity If the Final Value of each Index is greater than or equal to its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor) If the Final Value of either Index is less than its Initial Value but the Final Value of each Index is greater than or equal to its Initial Value or less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of the notes at maturity. If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Lesser Performing Index Return) If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity. Hypothetical Returns on the Notes at Maturity** • The final Upside Leverage Factor will be in the Pricing Supplement and will not be less than 2.50. ** The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com North America Structured Investments Hypothetical Lesser Performing Index Return Hypothetical Note Return Hypothetical Payment at Maturity 100.00% 250.00% $3,500.00 40.00% 100.00% $2,000.00 30.00% 75.00% $1,750.00 20.00% 50.00% $1,500.00 5.00% 12.50% $1,125.00 0.00% 0.00% $1,000.00 -10.00% 0.00% $1,000.00 -20.00% 0.00% $1,000.00 -30.00% 0.00% $1,000.00 -50.00% 0.00% $1,000.00 -50.01% -50.01% $499.90 -60.00% -60.00% $400.00 -80.00% -80.00% $200.00 -100.00% -100.00% $0.00 5yr EFA/SX5E Uncapped Accelerated Barrier Note -100% -50% 0% 50% 100% -60% -40% -20% 0% 20% 40% 60%